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ASCENT SOLAR TECHNOLOGIES, INC.
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Ascent Solar Issues Update on Adjourned Stockholder Meeting and NASDAQ Status

THORNTON, CO--(Marketwired - Dec 16, 2015) - Ascent Solar Technologies, Inc. (NASDAQ: ASTI), a developer and manufacturer of state-of-the-art, flexible thin-film photovoltaic modules integrated into the Company's EnerPlex™ series of consumer products, announced today an update on the status of its pending Special Meeting of Stockholders which has been adjourned due to a lack of quorum to December 18, 2015 at 2:00 p.m. Mountain Time at the Company's offices, 12300 North Grant Street, Thornton, Colorado 80241.
CEO Victor Lee commented, "We are pleased that the technical issue involving proxy vote processing has been resolved. We now believe that a quorum will be present on Friday so that the meeting can proceed at the rescheduled time."
Mr. Lee also commented on the status of the Company's pending proceedings regarding the listing of the Company's Nasdaq listing. "Our hearing before a Nasdaq Listing Qualification Panel to review our listing status on the Nasdaq Capital Market has been scheduled for February 11, 2016. We look forward to presenting our plan to regain compliance with the Nasdaq Listing Rules at that time. Any delisting action will be stayed until the Panel renders a decision subsequent to the hearing."

About Ascent Solar
About Ascent Solar Technologies and EnerPlex:
Ascent Solar Technologies, Inc. is a developer of award winning thin-film photovoltaic modules with substrate materials that are more flexible, versatile and rugged than traditional solar panels. Ascent Solar modules can be directly integrated into consumer products and off-grid applications, as well as aerospace and building integrated applications. EnerPlex is the Company's brand of consumer products and is a division of Ascent Solar. Ascent Solar and EnerPlex are headquartered in Thornton, Colorado. For more information, go to www.goenerplex.com and www.ascentsolar.com.

Ascent Solar Technologies Investor Relations
PCG Advisory Group

Media Relations
Sean Leous
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+1 646 863-8998

Investor Relations
Adam Holdsworth
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+1-646-862-4607
Source: Ascent Solar Technologies